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                                                                    Exhibit 10.1



                      [Preformed Line Products Letterhead]





                                                                  March 10, 2003



Mr. Randy Ruhlman
Ruhlman Motor Sports
2530 Brandt Forest Court
Greensboro, NC  27455


Hi Randy:

Dan, Terry and I had a great time at the Tampa-St. Pete event. We enjoyed the hospitality that you and Cristi made available to us and our customers. Clearly, hosting smaller groups in the paddock area is more cost effective. Besides, in my view, it's more exciting to be right there witnessing all of the action as the cars are being readied for the event.

As we discussed, Preformed Line Products is committed to paying a sponsorship fee of $658,000 for the 2003 season to Ruhlman Motorsports. I know of no other practical method to reach and partner with our customers in such an exciting, but cost effective, manner.

Enclosed is the first payment of $300,000 to be credited towards the 2003 sponsorship fee. The payment schedule for the remainder of the 2003 fee is as follows:

                              APRIL 2003 - $158,000
                              MAY 2003 - $100,000
                              JUNE 2003 - $100,000


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Randy, we look forward to employing this unique venue as an exciting way to build stronger relationships with many of our key customers. We like these events because you and your staff are very focused on our customers. You always take the time to shower the customers with special attention while providing any information requested about you, the equipment and the event. We're building strong memories with our customers that we hope will result in additional PLP product purchases now and in the future.

We look forward to working with you and your staff this season.

                                           Best regards,



                                           Jon Barnes

RJB:jkj

cc:      J. R. Ruhlman, R. G. Ruhlman
bcc:     E. R. Graef, W. H. Haag